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                                      BONUS PLAN


     This Bonus Plan (the "Plan") is effective as of February 18, 1998 (the "Effective Date") for Socket Communications, Inc., a Delaware corporation (the "Corporation").

                                   R E C I T A L S

     A. The Corporation wishes to provide for a bonus amount for eligible participants in the event of a sale of the Corporation. In this connection, the Board of Directors of the Corporation believes that it is in the best interests of the Corporation and its stockholders to provide such participants with an incentive compensation arrangement that will motivate them to maximize the value of the Corporation upon its Acquisition (as defined below) for the benefit of its stockholders.

     B. In order to accomplish the foregoing objective, the Board of Directors has adopted the following Plan.

     1.   ACQUISITION BONUS POOL.

          (a) BONUS POOL. Subject to Section 1(e) below, in the event of an Acquisition (as defined in Section 2 below) on or before December 31, 1999, the Board of Directors of the Corporation shall create a bonus pool in the amount of 10% of consideration payable by the buyer (including cash, property and/or securities) in connection with the Acquisition.

          (b) ELIGIBLE PARTICIPANTS. The individuals eligible for bonus to be awarded from the Bonus Pool shall be the executive officers and such other employees (which term shall include any former employee), if any, that the Board of Directors determines in its discretion to include in such awards (the "Eligible Participants"). The Board of Directors shall award the entire Bonus Pool which shall be paid at the time of the consummation of the Acquisition. However, no officer shall have the right to any specific amount of the Bonus Pool and no other employee shall have any right to participate in such Bonus Pool except as determined by the Board of Directors in its discretion. For purposes of this paragraph, an Acquisition will be deemed to have occurred as of its closing date or such other date as determined in good faith by the Board of Directors.

          (c) BOARD DETERMINATION. For purposes of computing the amount of the bonus payable, the Board of Directors of the Corporation shall determine the method by which the consideration payable by the buyer in connection with the Acquisition is to be valued. For purposes of the preceding sentence, the value of the total proceeds payable by the buyer in an Acquisition which consists of consideration other than cash shall be determined in good faith by the Board of Directors.

          (d) PLAN TO BE TERMINATED IF DISQUALIFIES POOLING. Notwithstanding any provision of this Agreement, if a requirement of the buyer is that the Acquisition be accounted for as a pooling of interest and in the opinion of the independent public accountants for the buyer and Company the awards of bonuses under the Bonus Plan would disqualify the Acquisition from

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pooling of interest accounting, then the Bonus Plan shall be null and void in its entirety or to the extent that such Bonus Plan would cause such disqualification.

     2. DEFINITION OF TERMS. "Acquisition" and "Acquired" shall mean the occurrence of any of the following events:

          (a) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" as defined in Rule 13d-3 of the general rules and regulations under said Act, directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation's then outstanding voting securities; or

          (b) The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

     3.   LIMITATION ON PAYMENTS.   In the event that any payment or benefit
received or to be received by any Eligible Participant pursuant to this Agreement (collectively, the "Payments") would (i) be treated as a "parachute payment" within the meaning of Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision to 28OG and
(ii) but for this Section 5(a), be subject to the excise tax imposed by
Section 4999 of the Code or any similar or successor provision to Section 4999 (the "Excise Tax"), then, in the discretion of the Board of Directors, such Payments may be reduced up to the largest amount which would result in no portion of the Payments being subject to the Excise Tax. The determination of any reduction pursuant to this Section 3(a) (including the determination as to which specific Payments may be reduced) shall be made by Board of Directors in its sole discretion, and such determination shall be conclusive and binding upon the Corporation or any related corporation for all purposes.

     4. SUCCESSORS. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets shall assume the obligations under this Bonus Plan and agree expressly to perform the obligations under this Bonus Plan in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. The Corporation shall not enter into an agreement with any entity unless the entity agrees expressly to perform the obligations under this Bonus Plan. For all purposes under this Bonus Plan, the term "Corporation" shall include any successor to the Corporation's business and/or assets which executes and delivers the assumption agreement described in this Section 4 or which becomes bound by the terms of this Bonus Plan by operation of law.

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